Exhibit 99.1

NEW YORK (Standard & Poor’s) May 6, 2003—Standard & Poor’s Ratings Services today lowered its ratings for Starwood Hotels & Resorts Worldwide Inc., including its corporate credit rating to ‘BB+’ from ‘BBB-’.

     At the same time, the ratings were removed from CreditWatch where they were placed on Dec. 20, 2002. The outlook is stable. Total debt outstanding as of March 31, 2003, was $5.5 billion.

     “The rating actions stem from Starwood’s lack of progress in improving credit measures during the last several quarters amid a challenging lodging operating environment,” said Standard & Poor’s credit analyst Craig Parmelee. “In addition, our expectations are that credit measures will not improve to levels more consistent with the ratings in the near term, despite significant planned asset sales,” added Mr. Parmelee.

     Performance of U.S. travel and leisure companies continues to be affected by such factors as a weak economy and an unstable global political environment. Revenue per available room (RevPAR) for the U.S. lodging industry declined for a second consecutive year in 2002, and was down again in the first quarter of 2003. In addition, higher expenses in areas such as insurance, energy, health care costs, and property taxes, have squeezed margins resulting in declining EBITDA for most companies.

     In line with these trends, Starwood provided guidance on April 29, 2003, that RevPAR for its same-store owned hotels in North America would likely decline about 4% in its second quarter ended June 30, 2003, and that EBITDA would likely be in the $230 million — $240 million range. In addition, Starwood cited its expectation that full 2003 RevPAR will decline by 1%-2% resulting in EBITDA of $930 million — $950 million. These results are below the previous expectations of Standard & Poor’s.

     The company has moved forward on a plan to sell assets in order to reduce debt, and has announced that it has entered into agreements to sell certain assets for EUR565 million, or about $617 million based on exchange rates as of March 31, 2003. These transactions are expected to close in mid-2003. The company also announced its intention to sell an 18-hotel portfolio in North America. While no agreement has been consummated relative to this portfolio, the company expects to enter into an agreement in the coming months and to close these sales in the second half of 2003. If Starwood successfully closes each of the transactions, it will generate total proceeds of about $1.1 billion, most of which are expected to be used to reduce debt. Although this level of asset sales would achieve Standard & Poor’s prior expectations, the operating environment has weakened further than expected in the first quarter, and only a modest improvement is anticipated in the remainder of 2003.

     A large cause of Starwood’s EBITDA decline stems from a significant economy related fall-off in business travel during the past two years. The composition of Starwood’s portfolio typically helps the company to grow faster than the sector during healthy economic environments, but underperforms the industry during weak periods. Therefore, Standard & Poor’s expects that Starwood will experience solid internal growth once the economy begins to grow more quickly, particularly given a very modest anticipated increase in hotel supply in the next few years. However, Standard & Poor’s does not foresee the lodging industry to begin to grow quickly again before 2004, as there are few catalysts to spur a quick positive turnaround. This is expected to limit Starwood’s ability to materially improve credit measures through internally generated cash flow in the near term.